Exhibit 10.1

ICO, Inc. Fiscal Year 2007 Incentive Plan Matrix- Business Unit Group Presidents

Pay-out as a percentage of base salary *
Measurement	Weighting	0%	50%	100%
Operating Income
Business Unit ROIC
Business Unit Investment Turnover
ICO, Inc. consolidated ROE
Subjective/Qualitative Factors

ICO, Inc.
FY 2007 Incentive Plan Matrix -Group Presidents
Explanation of Measurement Definitions and additional Explanatory Notes

Measurement definitions

*     “Operating Income”: Earnings before interest and taxes and excluding non-recurring charges. Note that Operating Income shall include expenses for bonuses payable under this plan. Non-recurring charges excluded from the calculation of Operating Income shall consist of impairment, restructuring and other charges included in ICO's audited financial statements. Additionally, Operating Income shall exclude, on a proforma basis, the effect of discontinued operations (including plants that are shut-down, if any).

*     “ROIC”: Annual Operating Income divided by Invested Capital Base. Invested Capital Base is defined as average total assets minus all intercompany loans (including intercompany accounts receivables and payables), investment in affiliates, and goodwill, minus current liabilities, excluding funded debt (i.e. interest bearing debt). The average Invested Capital base shall be calculated using the previous thirteen points of month-end data.

*     “Investment Turnover”: Trailing twelve months revenue divided by the average Invested Capital Base for the previous thirteen month-end periods. Note that Investment turnover calculation will include intercompany revenues, receivables and payables.

*     “ROE”: Net income from continuing operations, excluding effect of preferred buy back, minus preferred dividends (whether paid or accrued towards Convertible Preferred Stock liquidation preference), divided by Stockholders' equity, less the liquidation preference of Convertible Preferred Stock. For purposes of this calculation, Stockholders' equity and liquidation preference balances shall be averaged using the previous four (4) quarter-end balances, plus the year-end balance (i.e. the previous year end balance plus the four quarter-end balances of fiscal year 2007).

Computational Note

*    For each measurement the bonus amount payable is calculated as the result achieved for each measurement (i.e. the 0%, 50% or 100% pay-out) times the weighting and multiplied by the relevant Group President’s base salary. Results for each measurement falling between the targeted amounts adjust the pay-out targets by interpolating the percentage of: (i) the resulted achieved minus the lower threshold divided by, (ii) the difference between the higher and lower target, multiplied by (iii) the higher pay-out target percentage.

Additional Explanatory Notes

*     At the option of the Group President, and subject to the approval of the Compensation Committee, and subject to shareholder approval of amendments to the 1998 employee stock option plan to permit restricted stock grants, the Group President may be awarded up to 25% of the incentive compensation award in the form of restricted stock with a vesting schedule as approved by the Compensation Committee.

*     A Business Unit President will not be entitled to a bonus under this Plan, or otherwise with respect to FY 2007, if, prior October 1, 2007, (a) he resigns from employment with the Company, or (b) he is terminated from employment for “Cause.” Termination for “Cause” shall mean termination for “Cause” as defined in the employment agreement (if any) between the Company or its subsidiary and the Business Unit President, and also shall mean termination of the Business Unit President as a result of the Business Unit President’s violation of any provision of the Company’s Code of Business Ethics.